PACWEST BANCORP
STOCK INCENTIVE PLAN
NOTICE OF STOCK AWARD GRANT

This Notice of Stock Award Grant is part of the Stock Award Agreement between Grantee and the Company dated _____________ and is of no force and effect until the Stock Award Agreement is signed by Grantee and the Company's representative, this Notice of Stock Award Grant is signed by Grantee.

You have been granted the following Stock Award:
Name of Grantee:
Total Number of Shares Granted: ("Granted Stock")
Type of Stock Award:	Restricted Stock Award
Date of Grant:
Vesting Schedule:	The Granted Stock shall vest in full over 4 years. The first one-fourth of the Granted Stock shall vest on the date the Grantee completes one year of continuous Service after the Vesting Commencement Date. An additional one-fourth of the Granted Stock shall vest on the date the Grantee completes each year of continuous Service thereafter until Grantee is100% vested in the Restricted Stock on the 4th year anniversary of the Vesting Commencement Date.
Vesting Commencement Date:	The date that is the last day of the month in which the Grant is made.

Please sign below to acknowledge the terms and conditions of this Stock Award.

ACKNOWLEDGED BY GRANTEE:

By:
Name:

PACWEST BANCORP
STOCK INCENTIVE PLAN
STOCK AWARD AGREEMENT

1. Definitions. Unless otherwise defined herein, the terms defined in the Amended and Restated PacWest Bancorp 2017 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Award Agreement (“Agreement”) and the Notice of Stock Award Grant attached hereto as Appendix A.

2. Grant of Stock Award. Pursuant to the terms and conditions set forth in the Notice of Stock Award Grant, this Agreement, and the Plan, PacWest Bancorp (the “Company”) grants to the grantee named in the Notice of Stock Award Grant (“Grantee”) on the date of grant set forth in the Notice of Stock Award Grant (“Date of Grant”) the number of Shares set forth in the Notice of Stock Award Grant. This Stock Award is intended to be a Restricted Stock Award or a Performance Stock Award, as provided in the Notice of Stock Award Grant.

3. Retirement. Notwithstanding Section 2, solely with respect to Restricted Stock Awards that were granted at least twelve months prior to the date of the Grantee’s Retirement, upon the Grantee’s Retirement, unvested Granted Stock will vest pro rata (as described below) based on the length of the Grantee’s Service from the Grant Date through the Grantee’s Retirement relative to the full vesting period covered by the Award, less any previously vested Granted Stock For example, if the Grantee’s Retirement occurs 18 months after the Grant Date and the Award vests ratably over four years, the Grantee will vest in 37.5% of the Granted Stock relating to the Award (having served 18 out of 48 months covered by the Award), less 25% of previously vested Granted Stock. For purposes of this Award, “Retirement” means (A) the Grantee’s voluntary termination of Service on or after meeting the Rule of 70, where the Grantee is at least 60 years old and has been employed by or in the service of the Company for a period of at least five full consecutive years (if the employee joined the Company through an acquisition or merger, years of service at the predecessor company and years of service of the Company are included in the Grantee’s years of service); and (B) the Grantee provides the Company with at least six months’ prior written notice of his or her intent to retire and the Grantee is employed or in the service of the Company through the end of such six month period. “Rule of 70” means the sum of the Grantee’s age plus the Grantee’s years of service with the Company is at least 70 (if the employee joined the Company through an acquisition or merger, years of service at the predecessor company and years of service of the Company are included in the Grantee’s years of service), in each case measured at the time of Grantee’s termination of employment. The notice period could be shortened by the Company if mutually agreed upon.

4. Vesting. The Grantee shall vest in the Granted Stock in accordance with the vesting schedule provided for in the Notice of Stock Award Grant; provided, however, that the Grantee shall cease vesting in the Granted Stock on the Grantee's Termination Date or the date on which the Compensation Committee of the Company’s Board of Directors (the “Administrator”) determines that the performance goals, if any, provided for in the Notice of Stock Award Grant were not satisfied during the designated period of time. Notwithstanding the foregoing, upon the occurrence of a Vesting Event, the Grantee shall become 100% vested in those shares of Granted Stock that are outstanding on the date of the Vesting Event.

5. Risk of Forfeiture.
(a) General Rule. The Granted Stock shall initially be subject to a Risk of Forfeiture. The Shares subject to a Risk of Forfeiture shall be referred to herein as “Restricted Shares”.

(b) Lapse of Risk of Forfeiture. The Risk of Forfeiture shall lapse as the Grantee vests in the Granted Stock.

(c) Forfeiture of Granted Stock; Clawback. The Restricted Shares shall automatically be forfeited and immediately returned to the Company on the Grantee's Termination Date or the date on which the Administrator determines that the performance goals, if any, provided for in the Notice of Stock Award Grant were not satisfied during the designated period of time. In consideration of the grant of this Stock Award, the Grantee agrees that this Stock Award and any Restricted Shares and Granted Stock hereunder (and/or other consideration awarded in settlement of this Stock Award) will be subject to forfeiture and/or repayment to the extent provided for in the PacWest Bancorp Clawback Policy, as in effect from time to time, if it is determined in accordance with the policy that a Clawback Event (as defined in such policy) has occurred.

(d) Additional Shares or Substituted Securities. In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock or any other increase or decrease in the number of issued and outstanding Shares effected without receipt of consideration by the Company, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to a Risk of Forfeiture, which Risk of Forfeiture shall lapse at the same time and in the same manner as the Risk of Forfeiture to which the corresponding Restricted Share is subject.
(e) Escrow. Upon issuance, the stock certificates for Granted Stock shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any new, substituted or additional securities or other property described in Subsection (d) above shall immediately be delivered to the Company to be held in escrow, but only to the extent the shares of Granted Stock are at the time Restricted Shares. All regular cash dividends on Restricted Shares (or other securities at the time held in escrow) shall be paid directly to the Grantee and shall not be held in escrow (such distributions may, however, be delivered to an address at the Company for delivery to the Grantee). Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for cancellation upon forfeiture of the Restricted Shares; or (ii) released to the Grantee upon the Grantee’s request to the Administrator on or after the date the shares of Granted Stock are no longer Restricted Shares. Grantee agrees not to make a request to the Company’s transfer agent for delivery of any share certificates representing any shares of Granted Stock so long as such shares are Restricted Shares.

6. Rights as a Stockholder. The Grantee shall have the rights of a stockholder with respect to the dividends paid by the Company. Grantee shall not be entitled to vote any unvested shares of Granted Stock. Upon the vesting of any portion of the Stock Award, the Grantee shall have the voting rights with respect to any such vested shares of Granted Stock.

7. Non-transferability of Stock Award. Except as otherwise provided for in the Plan, this Stock Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. If the Grantee transfers all or part of this Stock Award pursuant to the previous sentence, then the terms of this Agreement, the Plan and the Notice of Stock Award shall apply to the transferee to the same extent as to the Grantee.

8. Regulatory Compliance. The issuance of Common Stock pursuant to this Agreement shall be subject to full compliance with all then applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

9. Modification and Termination. The rights of the Grantee are subject to modification and termination in certain events, as provided in the Plan.

10. Withholding Tax. The Company's obligation to deliver Shares or remove any restrictive legends upon vesting of such Shares under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements. The Grantee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Grantee's salary) in cash or, to the extent permitted under Section 402 of the Sarbanes-Oxley Act of 2002 and the regulations adopted pursuant thereto, with Shares (including previously vested Granted Stock) with an aggregate fair market value equal to the withholding amount calculated using the maximum statutory withholding amount permitted to be withheld under applicable tax rules.

11. Nondisclosure. Grantee acknowledges that the grant and terms of this Stock Award are confidential and may not be disclosed by Grantee to any other person, including other employees of the Company and other participants in the Plan, without the express written consent of the Company's Chief Executive Officer. Notwithstanding the foregoing, the Grantee may disclose the grant and terms of this Stock Award to the Grantee's family member, financial advisor, and attorney and as may be required by law or regulation. Any breach of this provision will be deemed to be a material breach of this Agreement.

12. Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

13. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted transferees, successors and assigns.

14. Plan. This Agreement and the Notice of Stock Award Grant are subject to all of the terms and provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Grantee. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan, this Agreement, and the Notice of Stock Award Grant.

15. Rights to Future Employment. This Stock Award does not confer upon the Grantee any right to continue in the Service of the Company or any Affiliate, nor does it limit the right of the Company to terminate the Service of the Grantee at any time.

16. Restrictive Covenants. The Grantee hereby agrees to be bound by the restrictive covenants set forth in Annex A.
17. Entire Agreement. The Notice of Stock Award Grant, this Agreement, and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) between the parties which relate to the subject matter hereof.

By your signature and the signature of the Company's representative below, you and the Company agree that this Stock Award is granted under and governed by the terms and conditions of this Agreement and the Plan and the Notice of Stock Award Grant, both of which are attached and incorporated herein by reference. This Stock Award is of no force and effect until this Agreement is signed by you and the Company’s representative, the Notice of Stock Award Grant is signed by you.

GRANTEE:	PACWEST BANCORP
By:	By:
Name:	Name:

ANNEX A
RESTRICTIVE COVENANTS

    The Restrictive Covenants set forth in this Annex A to the Restricted Stock Award Agreement (the “Agreement”) limit the ability of the Grantee to engage in certain practices during and following employment with the Company and is an integral part of the Agreement, without which the Company would not have granted the opportunity to earn the Restricted Stock Award.
1. Confidential Information. During your employment and thereafter, you shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and Confidential Information relating to the Company and its businesses and investments, which will have been obtained by you during your employment by the Company and which is not generally available public knowledge (other than by acts by you in violation of this Agreement). Except as may be required or appropriate in connection with your carrying out your duties as an employee, you will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case you will use your reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets or Confidential Information to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
2. Non-Solicitation of Employees. You agree that during your employment, and for a six month period following the termination of your employment for any reason, you will not take any action, directly or indirectly (without the prior written consent of the Company), that causes or could reasonably be expected to cause any person who is then an employee of the Company or its Affiliates to resign from the Company or its Affiliates or to apply for or accept employment with any other business or enterprise.
3. Non-Solicitation of Customers. You agree that during your employment, and for a six month period following the termination of your employment for any reason, you will not, in any manner, directly or indirectly (without the prior written consent of the Company): (1) take any action that causes or could reasonably be expected to cause any customer or prospective customer of the Company or its Affiliates to whom you provided services or with whom you otherwise had contact to become a customer of or transact any business with a Competitive Business or reduce or refrain from doing any business with the Company or its Affiliates, (2) transact business with any customer or prospective customer that would cause you to be a Competitive Business, or (3) interfere with or damage any relationship between the Company and a customer or prospective customer.

4. Reasonableness of Covenant. You agree that the covenants contained herein are reasonable and necessary to protect the confidentiality of the customer lists, the terms, conditions and nature of customer relationships, and other trade secrets and Confidential Information concerning the Company and its Affiliates, acquired by you and to avoid actual or apparent conflicts of interest.
5. Validity. The terms and provisions of this Annex A are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision set forth herein thereby be affected. If for any reason any court of competent jurisdiction will find any provisions of this Annex A unreasonable in duration or geographic scope or otherwise, you and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction
6. Injunctive Relief. Without limiting any remedies available to the Company, you acknowledge and agree that a breach of the covenants contained in Sections 1 through 3 of this Annex A will result in injury to the Company and its Affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, you agree that, in the event of such a breach or threat thereof, the Company will be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining you from engaging in activities prohibited by Sections 1 through 3 of this Annex A or such other relief as may be required specifically to enforce any of the covenants in Sections 1 through 3 of this Annex A.
7. Definitions. For purposes of these covenants, the following terms will have the following meanings:
(a) “Competitive Business” means any business enterprise that either (i) engages in any activity that competes with the business of the Company or its Affiliates or (ii) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.
(b) “Confidential Information” means any information concerning the business or affairs of the Company or any of its Affiliates which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list (including without limitation customer lists), process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data (including the terms and conditions of any business relationships between clients and the Company or its Affiliates), or contract which comes to your knowledge in the course of your employment or which is generated by you in the course of performing your obligations to the Company whether alone or with others.

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